Exhibit (a)(2)

Letter of Transmittal
To Tender Certain Options To Purchase Shares of Common Stock
For Restricted Stock
Pursuant to the Offer to Exchange Dated April 26, 2002

The Offer and Withdrawal Rights Expire at
12 Midnight, Central Standard Time, on May 24, 2002,
Unless the Offer is Extended

To:	Allegiance Telecom, Inc. 9201 North Central Expressway Dallas, Texas 75231 Attn: Lisa Sutter (telephone) (469) 259-2848 (facsimile) (469) 259-9130

Delivery of this Letter of Transmittal to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail will not constitute a valid delivery.

Pursuant to the terms and subject to the conditions of the Offer to Exchange dated April 26, 2002, and this Letter of Transmittal, I hereby tender the following options ("Options") to purchase shares of Allegiance Telecom, Inc. common stock, par value $.01 per share that are outstanding under the Allegiance Telecom, Inc. 1998 Stock Incentive Plan, as amended (the "Plan").

NOTE: To validly tender such Options, you must complete the following table according to instructions 2 and 3 on page [    ] of this Letter of Transmittal.

Grant Date of Options (a)	Total Number of Options Granted on this Date (b)	Number of Options to be Tendered (c)

(a)
List each Option on a separate line even if more than one Option agreement was issued on the same grant date.

(b)
Provide the total number of Options that remain outstanding (i.e., number of unexercised Options) in this column.

(c)
Options must be tendered in whole (no fractional amounts).

To Allegiance Telecom, Inc.:

        Upon the terms and subject to the conditions set forth in the Offer to Exchange dated April 26, 2002 (the "Offer to Exchange"), my receipt of which I hereby acknowledge, and in this Letter of Transmittal (this "Letter" which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the "Offer"), I hereby tender to Allegiance Telecom, Inc., a Delaware corporation (the "Company"), the options to purchase shares of common stock, par value $.01 per share, of the Company (the "Common Stock") specified in the table on page 1 of this Letter (the "Options"), in exchange for shares of "Restricted Stock." All capitalized terms used in this Letter but not defined shall have the meaning given to them in the Offer to Exchange. In particular, the term "Eligible Options" shall have the meaning given to the term "Eligible Options" in the Offer to Exchange.

        Subject to the terms and conditions of the Offer, I will receive three (3) shares of Restricted Stock for every four (4) shares issuable upon exercise of Eligible Options that I tender and that are accepted by the Company for exchange and cancellation. I understand that all shares of Restricted Stock will be issued under the Plan. The Restricted Stock will be subject to the terms and conditions set forth in the Plan and a Restricted Stock agreement between the Company and me. I also understand that, before the stock certificates representing the Restricted Stock will be delivered to me, I must provide for the payment to the Company of the applicable federal and state income and withholding taxes with respect to the vested shares of Restricted Stock, by cash payment or other arrangement agreed upon between the Company and me.

        I have listed each Option that I am tendering on page 1 of this Letter. I also understand that I may not tender any shares of Common Stock that I own, including any Common Stock I own as a result of exercising options granted to me, whether or not those shares have vested.

        Subject to, and effective upon, the Company's acceptance for exchange of the Options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all of the Options that I am tendering hereby. I hereby agree that I shall have no further right or entitlement to purchase any shares of Common Stock under the tendered Options that are accepted by the Company for cancellation or any other rights or entitlements under those cancelled options. I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer. I agree that this Letter is an amendment to the option agreement or agreements to which the Options I am tendering hereby are subject.

        I hereby represent and warrant that I have full power and authority to tender the Options tendered hereby and that, when and to the extent such Options are accepted for exchange by the Company, such Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreement, and such Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Options I am tendering hereby.

        All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

        By execution hereof, I understand that tenders of Options pursuant to the procedure described in section 3 of the Offer to Exchange and in the instructions to this Letter will constitute my acceptance of the terms and conditions of the Offer. The Company's acceptance for exchange of Options tendered pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer, including the terms of the Restricted Stock agreement.

        I acknowledge that (1) the Restricted Stock will not actually be issued until I execute and return to the Company the Restricted Stock agreement that has been forwarded to me, which will set forth the forfeiture provisions and transfer restrictions that will govern the Restricted Stock and (2) the stock certificate for the issued but unvested Restricted Stock will be held in the custody of the Company while the Restricted Stock remains unvested and subject to forfeiture. I understand that I have certain rights to "defer" the distribution of vested shares as described in the Restricted Stock agreement.

        I understand and agree that when the unvested portion of the Restricted Stock subsequently vests, the stock certificate for the vested Restricted Stock will not be delivered to me until I provide for the payment to the Company of any required federal and state income and employment withholding taxes to which I become subject upon the vesting of my Restricted Stock, by cash payment or other arrangement agreed upon between the Company and me. I understand and agree that if I make an election under Section 83(b) of the Internal Revenue Code, I must provide for payment of any required federal and state income and employment withholding taxes at the time of issuance. I also acknowledge that, if I cease to be an employee or a member of the Board of Directors of the Company for any reason after the date I tender Options but before the date the Restricted Stock vests, I will not be eligible to receive unvested shares of the Restricted Stock.

        The name and social security number of the registered holder of the Options tendered hereby appear below exactly as they appear on the option agreement or agreements representing such Options. In the appropriate boxes of the table, I have listed for each Option the grant date, and the number of outstanding Options (i.e., unexercised), and the number of Options being tendered. Subject to the terms and conditions of the Offer, I understand that (1) I may tender all, some or none of my Eligible Options outstanding under the Plan, (2) for each Eligible Option that I tender, I must tender the entire Option (i.e., no fractional Options), and (3) I am not required to tender any Options in the Offer. I also understand that all of such Options properly tendered prior to the "Expiration Date" (as defined in the following sentence) and not properly withdrawn will be exchanged for Restricted Stock, upon the terms and subject to the conditions of the Offer, including the conditions described in sections 1 and 6 of the Offer to Exchange. The term "Expiration Date" means 12 midnight, Central Standard Time, on May 24, 2002, unless and until the Company, in its discretion, has extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires.

        I recognize that, under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Options tendered for exchange. In any such event, I understand that the Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

        The Offer is not being made to (nor will tenders of Options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

        (Remainder of this page intentionally left blank.)

  I agree to all of the terms and conditions of the Offer.

        (See Instructions 1 and 4)

        Please complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the Options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer's full title and include with this Letter proper evidence of the authority of such person to act in such capacity.

SIGNATURE OF HOLDER

X

            (Signature of Holder or Authorized Signatory)

Date:                        , 2002

Name:
                    (Please Print)

Capacity:

Home Address:

            (Please include ZIP code)

Home Telephone No. (with area code):

Work Telephone No. (with area code):

Email Address:

Tax ID/ Social Security No.:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter (or a facsimile thereof), and any other documents required by this Letter, must be received by us at our address or at our facsimile number set forth on the front cover of this Letter on or before the Expiration Date.

        The method by which you deliver any required documents is at your option, risk and expense, and the delivery will be deemed made only when actually received by us. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested and that you properly insure the documents. If delivery is by fax, we recommend that you send the original documents to us. In all cases, you should allow sufficient time to ensure timely delivery. We will not accept delivery by e-mail.

        Tenders of Options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by us beyond that time, you may withdraw your tendered Options at any time until the extended expiration of the Offer. In addition, unless we accept your tendered Options before 12 midnight, Central Standard Time, on May 24, 2002, you may withdraw your tendered Options at any time after the expiration of forty (40) business days from the date of commencement of this Offer until they are accepted for exchange. To withdraw tendered Options you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to us while you still have the right to withdraw the tendered Options. The notice of withdrawal must identify with particularity the Options to be withdrawn. Withdrawals may not be rescinded and any Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

        We will not accept any alternative, conditional or contingent tenders. All tendering Option Holders, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2.    Inadequate Space. If the space provided herein is inadequate, the information requested by the first table in this Letter regarding the Options to be tendered should be provided on a separate schedule attached hereto.

3.    Tenders. If you intend to tender Options pursuant to the Offer, you must complete the table on page 1 of this Letter by providing the following information for each Option that you intend to tender: grant date, total number of Options outstanding (i.e., unexercised) and number of Options being tendered. You may tender all, some or none of your Eligible Options. For each Eligible Option that you tender, you must tender the entire Option (i.e., no fractional Options).

4.    Signatures on This Letter of Transmittal. If this Letter is signed by the holder of the Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Options are subject without alteration, enlargement or any change whatsoever.

        If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted with this Letter.

5.    Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to Lisa Sutter, Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231 (telephone: (469) 259-2848, facsimile: (469) 259-9130). Copies will be furnished promptly at our expense.

6.    Irregularities. We will determine, in its discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or to be issued as Restricted Stock. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of Options that we determine do not comply with the conditions of the Offer, not to be in proper form or the acceptance of which to be unlawful. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Options or any particular option holder, and our interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. If we waive any of the conditions of the Offer with respect to a particular option holder, we will waive that condition with respect to all option holders. No tender of Options will be deemed to be properly made until all defects and irregularities have been cured by the tendering option holder or waived by us. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

        Important: this Letter (or a facsimile copy hereof) together with all other required documents must be received by us on or prior to the Expiration Date.

7.    Important Tax Information. You should refer to section 13 of the Offer to Exchange, which contains important tax information.